Exhibit 99.1

GrowGeneration Officially Opens its 11th Store in Las Vegas and is added to MJIC's Marijuana Index

DENVER, January 20, 2017 / GrowGeneration Corp. (GRWG), GrowGeneration ("GrowGen" or the "Company") one of the largest specialty retail hydroponic and organic gardening store chains, selling to both the commercial and home cannabis markets, announced today that its Las Vegas store officially opened its doors on January 17th. GrowGen separately announced that it is one of 11 companies recently added to MJIC's Marijuana Index.

GrowGen's 11th store, located at 5885 South Valley View Blvd., Las Vegas, NV 89118, is a 10,000 sq ft store, and will serve a wide range of small, medium and large scale commercial growers. Conveniently located minutes from the Las Vegas strip, we believe GrowGeneration Las Vegas is one of the largest hydroponic stores in the Nevada market.

Addition to MJIC Marijuana Index

The United States Marijuana Index tracks the leading public cannabis companies operating in the United States. The index is equal-weighted and rebalanced quarterly. The North American Marijuana Index now has 28 constituents, and the U.S. Marijuana Index and the Canadian Marijuana Index have 17 constituents and 11 constituents, respectively. The Marijuana Index includes companies that have achieved a weighted average minimum market capitalization of $30 million USD, daily trading volume of $400,000 USD and share price of $0.10 USD. Companies with more than $5 million USD of revenue over the prior year are exempted from the above trading requirements. GrowGeneration's revenue production in 2016 qualified it for inclusion in the Marijuana Index.

GrowGen CEO Comments

Darren Lampert, Co-Founder and CEO, said, "The addition to the MJIC Marijuana Index is another validation of GrowGeneration's rapid growth and market position as a leading supplier of equipment and grow supplies to the cannabis and indoor cultivation industry. With 11 stores and counting, we are excited to open the doors of our Las Vegas store and for the trajectory of GrowGen's growth to be tracked in the leading index of public cannabis companies. Executing and opening our GrowGen Las Vegas operation, furthers our business plan to aggressively expand our store footprint in all adult use markets."

About GrowGeneration Corp.:

GrowGeneration Corp. ("GrowGen") owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 11 locations, which includes 9 locations in Colorado, 1 location in California and 1 location in Nevada. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state-of-the-art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states. Management estimates that roughly 1000 hydroponic stores are in operation in the U.S. According to New Frontier Data, the U.S. cannabis market was $5.7 billion in 2015 and is expected to have reached $7.2 billion at the end of 2016. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

About The Marijuana Index

The Marijuana Index tracks the leading cannabis and hemp stocks operating in the United States and Canada. It offers investors the tools and information they need to monitor the public markets in this growing industry. The Marijuana Index is owned and managed by MJIC, Inc. The Marijuana Index is for informational purposes only. Inclusion in the Marijuana Index is not an endorsement or recommendation for any company.

For more information, please visit http://www.marijuanaindex.com

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as 'look forward', 'believe', 'continue', 'building', or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: http://www.sec.gov, and on our website, at: http://www.growgeneration.com.

Connect:

Website: www.GrowGeneration.com

Facebook:GrowGenerationCorp

Twitter: @GrowGenOK

Instagram: Growgeneration_corp

Company Inquiries:

GrowGeneration Corp.

610-216-0057

michael@growgeneration.com

SOURCE: GrowGeneration Corp.